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                                                                 EXHIBIT 2.3
                              SOUTHERN LINKS GROUP
                            JOINT VENTURE AGREEMENT


                 THIS JOINT VENTURE AGREEMENT (the "AGREEMENT"), effective as of October 1, 1995, is by and between SOUTHERN MINERAL CORPORATION ("SMC"), a Nevada corporation, and THE LINKS GROUP, INC. ("LINKS"), a Texas corporation, and will constitute a binding agreement with respect to the rights and obligations of SMC and Links in and to prospects generated within the AMI Area, as hereinafter defined. SMC and Links may sometimes individually be referred to as "PARTY" and collectively as the "PARTIES."

                             PRELIMINARY STATEMENTS

         1. Links has assembled thousands of miles of regional and detailed 2-D seismic data in the offshore Texas state waters encompassing the Brazos and Matagorda areas as delineated in the attached Exhibit B (such area shall hereinafter be referred to as the "AMI AREA") and together with supporting geological and paleontological data has identified more than ten prospect areas within such AMI Area. (All seismic studies and other data are hereinafter referred to as the "DATA".)

         2. Links desires to furnish the Data to the Joint Venture of SMC and Links, and SMC desires to provide to the Joint Venture the financial assistance in the acquisition of and farm-in of any prospects that are generated within the AMI Area and the subsequent sale of or farm-out of such prospects.

                 NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and intending to be legally bound, the Parties hereby agree as follows:

                                   ARTICLE I
                       CERTAIN DEFINITIONS AND REFERENCES

         1.1 As used in this Agreement, the words and terms which are capitalized herein and the references used herein shall have the meaning ascribed to them in this Agreement where defined.

                                   ARTICLE II
                         FORMATION OF THE JOINT VENTURE

         2.1     FORMATION OF THE JOINT VENTURE.

                 (a) The Parties hereby join in and form a joint venture (hereinafter referred to as the "VENTURE" or "JOINT VENTURE") for the limited purposes and scope hereinafter set forth.





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                 (b)      Except as expressly provided for herein to the
         contrary, the rights and obligations of the Parties and the administration and termination of the Joint Venture shall be governed by the Texas Uniform Partnership Act (the "ACT"). Each Party's interest in the Joint Venture shall be personal property for all purposes. All real and other property owned by the Joint Venture shall be deemed owned by the Joint Venture as an entity, and no Party, individually, shall have any ownership of such property.

         2.2 NAME OF THE JOINT VENTURE. The business of the Joint Venture shall be conducted solely under the name Southern Links Group and such name shall be used at all times in connection with the Joint Venture affairs. The Parties shall execute and file all assumed or fictitious name certificates required by law to be filed in connection with the formation of the Joint Venture.

         2.3 PURPOSES AND SCOPE OF JOINT VENTURE. The purposes of the Joint Venture are, and the sole and exclusive business of the Joint Venture shall be, to acquire and own, operate, develop, lease, sell, exchange, promote or otherwise dispose of oil and gas properties located within the AMI Areas.

         2.4 POWERS. To accomplish the purposes of the Joint Venture, the Joint Venture shall have the power to take any lawful action which is permitted by the Act, and which is reasonably related to the purposes of the Joint Venture.

         2.5 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Joint Venture shall be the offices of SMC, at 17001 Northchase, Suite 690, Houston, Texas 77060-2138, or any future address of SMC.

                                  ARTICLE III
                        MANAGEMENT OF THE JOINT VENTURE

         3.1     MANAGEMENT OF THE JOINT VENTURE.

                 (a) The overall management and control of the business and affairs of the Joint Venture shall be vested solely in SMC. Effective September, 1995, SMC is hereby designated as the manager (hereinafter sometimes referred to as the "MANAGER") with duties prescribed in this Agreement. The Manager shall be responsible for the implementation of the decisions of the Parties and for conducting the ordinary and usual business and affairs of the Joint Venture.

                 (b) No act shall be taken, sum expended, or obligation incurred by the Joint Venture, Manager, or any Party with respect to a matter within the scope of any of the major decisions ("MAJOR DECISIONS") affecting the Joint





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         Venture, as enumerated below, unless such of the Major Decisions have been approved by all of the Parties. The Major Decisions shall include:

                          (1)     Purchase and acquisition of any Prospect;

                          (2) Financing of the Joint Venture, including but not limited to interim and permanent financing of acquiring any Prospect;

                          (3) Sale, lease or other transfer, or mortgaging or other encumbrance of any Prospect;

                          (4) Making any expenditure or incurring any obligation by or of the Joint Venture involving a sum in excess of $5000; provided, however, that expenditures made and obligations incurred in excess of the dollar limits set forth above in the event of an emergency or other situation requiring an immediate decision that could not reasonably be delayed until approval by all of the Parties has been secured, but as promptly as practicable, the Parties shall be informed of such emergency or other situation necessitating the immediate decision and, if known, the approximate total amount of the expenditure or obligations so made or incurred; and

                          (5) Any other decision or action which by any provision of this Agreement is required to be approved by the Parties and shall not be subject to receiving its approval outside the terms of this Agreement.

         3.2     DUTIES OF MANAGER.

                 (a) The Manager, at the expense of and on behalf of the Joint Venture, shall implement or cause to be implemented all Major Decisions of the Joint Venture and shall conduct or cause to be conducted the ordinary and usual business and affairs of the Joint Venture, all in accordance with the provisions of this Agreement.

                 (b) Any provision of this Agreement to the contrary notwithstanding, the Manager shall not have any authority to make any expenditure or incur any obligation on behalf of the Joint Venture involving in the aggregate for each such transaction or group of similar transactions in excess of the sums specified pursuant to
         Section 3.1(b)(4) hereof, unless approved by all of the Parties.





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                                   ARTICLE IV
                                   PROSPECTS

         4.1 INITIAL PROSPECTS. Exhibit B, attached hereto and made a part hereof, describes the initial prospects that are subject to this Agreement ("INITIAL PROSPECTS"). Links continues to work on the Initial Prospects and concurrently herewith, agrees to make available to the Joint Venture, with respect to each Initial Prospect, the geological and geophysical data and other information that Links has acquired with respect thereto (exclusive of data and information that Links is by prior agreement prohibited from disclosing), along with the maps, evaluations and studies made by Links. Such information shall also contain, where available, a specification of the location of the initial well to be drilled on the prospect, the specified objective depth to which the initial well is to be drilled, and an estimate of the costs and expenses to be incurred in drilling, testing, completing and equipping, or in plugging and abandoning, the initial well (which is an estimate only and not a representation).

         4.2 PROPOSED ADDITIONAL PROSPECT ACQUISITIONS. As Links identifies additional opportunities to acquire any acreage, or the rights thereto, within the AMI Area then Links shall give written notice of the proposed acquisition to SMC, specifying the location of the proposed acquisition, the estimated number of acres to be acquired, the identity of the party owning the right to produce oil and gas from such acreage if such acquisition is a farm-in and the estimated cost to acquire such acreage or rights. SMC shall have thirty (30) days after receipt of the notice within which to notify Links whether it elects to participate in the cost of such acquisition. If both Parties agree to the acquisition of the proposed acreage, then such acquisition shall be deemed to be a Prospect for purposes of this Agreement. Failure of SMC to reply within the period above fixed shall constitute an election by SMC not to participate in the cost of the acquisition, and Links shall be free to acquire leases for the lands covering said acreage for its own benefit and SMC shall have no rights with respect to such leases or lands.

                                   ARTICLE V
                               SMC CONTRIBUTIONS

         5.1 INITIAL CONTRIBUTION. In consideration for the exclusive use of the Data by the Joint Venture, Links' personnel and Links' best efforts to pursue the objectives of this Agreement, SMC agrees to pay to Links upon execution of the Agreement by both Parties an amount equal to SEVENTY FIVE THOUSAND AND NO/DOLLARS ($75,000.00) (the "INITIAL CONTRIBUTION").

         5.2 PROSPECT ACQUISITIONS. SMC agrees to pay for any and all Investment Amounts, which are deemed necessary or advisable in SMC's sole discretion, related to the acquisition of a Prospect.





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                                   ARTICLE VI
                              OWNERSHIP INTERESTS

         6.1 INTENT AND PURPOSE OF THE PARTIES. Notwithstanding any other term, condition or covenant of this Agreement, it is the expressed intention of the Parties, and the Parties agree that Links shall provide the Data and technical expertise necessary to acquire, develop and market Prospects in the AMI and SMC shall provide the financing for the Joint Venture and handle the administrative and operational needs for the Joint Venture.

         6.2 RECOUPMENT OF CONTRIBUTIONS. Notwithstanding the Ownership Interests set forth in Section 6.4, SMC shall be entitled to receive 100% of the Joint Venture's share of proceeds from any Prospect until such time (hereinafter referred to as "PAYOUT") that the proceeds of the sale of such share, (after deducting any and all costs of production, applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal an amount that is the sum of (a) any Initial Contributions that have not been recouped by SMC and
(b) any unrecouped INVESTMENT AMOUNTS, as herein defined, contributed by SMC whether such amounts are attributed to said Prospect or are unrecouped amounts from any prior Prospect that was acquired by the Parties pursuant to this Agreement.

         6.3     INVESTMENT AMOUNTS.  Investment Amounts shall mean; the sum of
(1) the actual amount paid by or on behalf of the Joint Venture for the acquisition of the Prospects; (2) all expenses for maintaining the Prospects and any and all leases, farm-ins, farm-outs and any other interests related thereto (including but not limited to lease rentals; excise and property taxes); (3) examination costs, brokers commissions, attorneys fees, due diligence fees, filing fees, recording costs, and transfer and sales taxes; if any, and other similar costs incurred with respect to such Prospects in connection with their acquisition or attempted acquisition by the Joint Venture; (4) any and all costs and expenses related to the promotion of the AMI, or Prospects therein, including but not limited to, travel, sales brochures, promotional material, third party brokers fees or commissions and any administration or overhead expenses associated therewith whether incurred by SMC, Links, their personnel or consultants for the Joint Venture.

         6.4 OWNERSHIP INTERESTS. Upon acquisition of any lease for lands covering a Prospect acquired pursuant to this Agreement, all revenues and expenses attributable to such Prospect shall be allocated after payout on the basis of seventy-five percent (75%) interest to SMC and twenty-five percent (25%) interest to Links. In addition, after Payout, any property interest or income received therefrom that is retained, backed in or farmed out in connection with a Prospect by the Parties hereto shall be allocated seventy-five percent (75%) to SMC and twenty-five percent (25%) to Links.





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                                  ARTICLE VII
                                   COVENANTS

         7.1 EXCLUSIVE DEALINGS. Links shall make the Data available and furnish any technical support that is required in connection therewith to the Joint Venture and shall undertake to lease, develop and promote exploratory prospects on an exclusive basis with the Joint Venture in the AMI Area. Links will provide management and technical support necessary to identify, lease, package and sell the Prospects with the expenses thereof to be borne by the Joint Venture.

         7.2 OPERATIONS. Prospects that are developed by the Joint Venture or in which the Parties hereto retain an interest in accordance with this Agreement, shall be operated in accordance with a joint operating agreement that is mutually agreed to by the Parties and any other party holding an interest in such Prospect upon development.

                                  ARTICLE VIII
                                CONFIDENTIALITY

         8.1 CONFIDENTIALITY. During the period that a Prospect is covered by this Agreement or an operating agreement agreed to by the Parties, the Parties shall be prohibited from disclosing to any third party any geological, geophysical or reservoir information with respect to any Prospect, or any logs or other information pertaining to the progress, tests or results of any well drilled thereon, unless agreed to by all Parties; except that a Party may make confidential information available to:

                 (a) courts or governmental agencies as required by statute, regulation or order; provided that the disclosing Party shall use its best efforts to require the court or governmental agency be bound by the confidentiality provisions hereof and submit same under Seal to any such Court or governmental agency;

                 (b) officers, directors, employees, agents and other representatives of the Parties; provided that such officers, directors, employees, agents and other representatives agree to be bound by the confidentiality provisions hereof;

                 (c) prospective assignees under a purchase or farmout agreement; provided that such prospective assignee agrees to be bound by the confidentiality provisions hereof.

         8.2 PUBLICITY. It is agreed that all Parties shall mutually approve the timing and content of all news releases concerning a Prospect, except that, without the approval of Links, SMC shall be allowed to disclose to regulatory authorities, its shareholders and the





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general public any information concerning the Joint Venture or its activities that SMC reasonably believes is necessary to fulfill its responsibilities as a public company.

                                   ARTICLE IX
                              TERM AND TERMINATION

         9.1 TERM. This Agreement shall be in effect for a term beginning on the date hereof and shall continue through December 31, 1997, unless otherwise terminated in accordance with this Agreement. Thereafter the Agreement shall continue in full force and effect from year to year unless terminated by either Party upon written notice delivered to the other Party on or before sixty (60) days prior to the end of the calendar year. Notwithstanding any other provision of this Agreement to the contrary, SMC shall maintain all leases in force on December 31, 1997, for the full base term and be responsible for all Investment Amounts related thereto or offer to assign such leases to Links on terms that the Parties will mutually agree upon.

         9.2     AUTOMATIC TERMINATION.

                 (a) If any Party shall file a voluntary petition under any bankruptcy or insolvency law or under the arrangement or reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or makes an assignment of its property for the benefit of creditors, or if an involuntary petition is filed against any Party under any bankruptcy, insolvency, or reorganization provision of any law or if a receiver of any Party or for the property of any Party shall be appointed and if such proceedings are not stayed or terminated within the sixty (60) day period following such occurrence, the Joint Venture shall terminate automatically, such Party shall be deemed to be the "WITHDRAWING PARTY."

                 (b) The Joint Venture shall terminate automatically upon the dissolution or termination of any corporation, partnership, or trust that is or shall hereafter become a Party. The corporation, partnership, or trust that is a Party that so dissolves shall be the Withdrawing Party.

         9.3     TERMINATION FOR DEFAULT.

                 (a) Except where expressly provided for herein to the contrary, if any Party fails to perform any of its respective obligations hereunder, the other party ("NON-DEFAULTING PARTY") shall have the right to give such party ("DEFAULTING PARTY") a notice of default ("NOTICE OF DEFAULT"). The notice of Default shall set forth the nature of the obligation that the Defaulting Party has not performed.





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                 (b)      If, within the thirty (30) day period following
         receipt of the Notice of Default, the Defaulting Party in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, it shall be deemed that the Notice of Default was not given and the Defaulting Party shall lose no rights hereunder. If within such thirty (30) day period, the Defaulting Party does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, the Non-Defaulting Party shall have the right to terminate this Joint Venture by giving the Defaulting Party written notice thereof. If the Joint Venture is so terminated, the Defaulting Party shall be deemed to be the Withdrawing Party and the Non-Defaulting Party shall be referred to as the Non-Withdrawing Party.

         9.4 REMEDIES OF THE NON-WITHDRAWING PARTY. In the case of a termination of the Joint Venture under Sections 9.2 and 9.3 hereof, the Non-Defaulting Party shall have all the remedies available at law or in equity in connection therewith, and, further, shall have the right to purchase from the proceeds of any prospects developed or with cash the Ownership Interest and all of the right, title and interest of the Withdrawing Party in and to the Joint Venture for an amount equal to 50% of the value of the Withdrawing Party's interest in the Venture before Payout and for the Parties respective ownership percentages set forth in Section 6.4 after Payout. The Withdrawing Party and Non-Withdrawing Party shall meet within ten days of the occurrence of the event causing the withdrawal pursuant to Section 9.2 or 9.3 and agree on the value of the Withdrawing Party's Interest. In the event the Parties are unable to reach agreement on such value, the value of the Withdrawing Party's interest in the Joint Venture shall be deemed to be the Withdrawing Party's Ownership Interest multiplied by an amount equal to the sum of all investment amounts paid by the Joint Venture for all Prospects minus all revenues received by both Parties from the Joint Venture. In the event the Non-Withdrawing Party shall elect to purchase such Ownership Interest and all of the right, title and interest of the Withdrawing Party under this Section 9.4, the Non-Withdrawing Party is hereby appointed as the agent and attorney-in-fact of the Withdrawing Party to execute such assignments and bills of sale as shall be necessary to effect such transfer.

         9.5 TERMINATION UPON DISPOSITION OF JOINT VENTURE PROPERTY. Upon sale (not including an exchange) or condemnation of all or substantially all of the Joint Venture assets the Joint Venture shall terminate. In such case, the Manager shall immediately commence to wind up the Joint Venture's affairs and shall liquidate the assets of the Joint Venture as promptly as possible, but in an orderly and businesslike manner, so as not to involve undue sacrifice. The proceeds of such liquidations (or the non-cash assets as the case may be) shall be applied and distributed in the order of priority provided in Article 6.4 hereof.





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                                   ARTICLE X
                                 MISCELLANEOUS

         10.1 NOTICES. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) first class mail postage prepaid, or (i) prepaid telegram, telex or facsimile (provided that such telegram, telex or facsimile is confirmed by expedited delivery service in the manner previously described). Each Party's address for notices and other communications hereunder shall be that set forth below. Any Party may change its address by giving notice in writing to the other Party of its new address.

                 SMC:

                 Southern Mineral Corporation
                 17001 Northchase, Suite 690
                 Houston, Texas 77060-2138
                 Telecopy:  (713) 872-5232
                 Attention:  Mr. Steven H. Mikel

                 LINKS:

                 The Links Group, Inc.
                 13131 Champions Drive, Suite 206
                 Houston, Texas 77069
                 Telecopy:  (713) 893-9783
                 Attention:  Mr. Robert R. Hillery

         10.2 OTHER BUSINESS ACTIVITIES. Each Party reserves the right to generate and formulate prospects other than those generated within the AMI Area and to carry on exploratory, drilling and production operations with respect thereto, either alone or with other parties.

         10.3 KNOWLEDGEABLE INVESTOR. Each Party hereby acknowledges that it is sophisticated, knowledgeable and active in the business of oil and gas investments, operations and exploration, that such business involves substantial risks, and that there is no guarantee or representation whatsoever that any of the Prospects covered by this Agreement will be productive of oil, gas or other minerals.

         10.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.





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         10.5    ENTIRE AGREEMENT.  This Agreement constitutes the entire
Agreement and understanding between the Parties and supersedes any and all prior agreements, understandings and negotiations, written or oral, relating to the subject matter hereof, unless referenced and incorporated herein. This Agreement may be modified and amended only by written instrument executed by the Parties.

         10.6 ASSIGNMENT. The Parties agree that they shall not have the right to transfer, sell, pledge or assign their shares in the Joint Venture, or any of their obligations or duties under this Agreement, without the prior written consent of the other Party, such consent is not be unreasonably withheld.

         10.7 GOVERNING LAW. Any dispute between the Parties concerning the interpretation, performance or breach of this Agreement shall be governed by the laws of the State of Texas shall be enforceable in the District Courts of Harris County, Texas.

         10.8 NO WAIVER OF RIGHTS. Failure to exercise any right or power by any Party under this Agreement does not constitute a waiver of such power or right, unless expressly agreed in writing.

         10.9 REFERENCES. Titles appearing at the beginning of any such articles, sections, subsections and other subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise required.

         10.10 SEVERABILITY. Each of the provisions of this Agreement is severable from every other provision of this Agreement and the invalidity or unenforceability of any one or more provisions

                         (SIGNATURES ON THE NEXT PAGE)





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                 IN WITNESS WHEREOF, the undersigned has executed this
Agreement effective as of the day first written above.

                                        SOUTHERN MINERAL CORPORATION

                                        By:     /s/ Steven H. Mikel
                                                --------------------------------
                                        Name:   Steven H. Mikel
                                        Title:  President


                                        THE LINKS GROUP, INC.

                                        By:     /s/ Robert R. Hillery
                                                --------------------------------
                                        Name:   Robert R. Hillery
                                        Title:  President




                                EXECUTION COPY

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                                   EXHIBIT A

                Attached to that certain Joint Venture Agreement
                  by and between Southern Mineral Corporation
                        and The Links Group, Inc. dated
                                October 1, 1995

                            DESIGNATION OF AMI AREA


                    Matagorda and Brazos Texas State Waters





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                                   EXHIBIT B

                Attached to that certain Joint Venture Agreement
                  by and between Southern Mineral Corporation
                        and The Links Group, Inc. dated
                                October 1, 1995


                        DESIGNATION OF INITIAL PROSPECTS





                                      M-1

                                      M-2

                                      C-1

                                      C-2